Exhibit 99.5

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Celldex Therapeutics, Inc. in the Registration Statement on Form S-4 filed by Celldex Therapeutics, Inc., with the United States Securities and Exchange Commission (File No. 333-160257) under the Securities Act of 1933, as amended, and in all amendments (including post-effective amendments) thereto.

/s/ Timothy M. Shannon
Name: Timothy M. Shannon

August 3, 2009